CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 22, 2007, relating to the financial statements and financial highlights which appear in the June 30, 2007 Annual Reports to Shareholders of Nuveen Growth Allocation Fund (formerly Nuveen Global Value Fund) and Nuveen Moderate Allocation Fund (formerly Nuveen Balanced Stock and Bond Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such registration statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

July 21, 2008